Exhibit 10.27
Cardtronics, Inc.
2006 Executive Bonus Plan
Overview
     In 2006, Cardtronics, Inc.’s (the “Company”) executive bonus plan will be based on the achievement of a target level of earnings before interest, taxes, depreciation and amortization (“EBITDA”), as outlined in the Company’s 2006 Annual Budget (the “Budget”). Additional adjustments will be made to such EBITDA the amount for certain items, as provided for by the Company’s bank credit facility. If the Company’s actual adjusted EBITDA falls below 90% of the Budget, or there is a violation of a bank covenant, no bonus pool will be funded and no bonuses will be granted.
Bonus Pool
     Starting with the achievement of 90% of the budgeted EBITDA amount, the bonus pool will be determined on the following basis:

EBITDA	% of Target
90% of Budget	50%
95% of Budget	75%
100% of Budget	100%
105% of Budget	150%
110% of Budget	200%
115% of Budget	250%
120% of Budget	300%
125% of Budget	350%
130% of Budget	400%
Individual Executive Performance
     All bonuses are considered to be discretionary and will be based on performance. Each individual’s bonus, which must be approved by the Compensation Committee of the Company’s Board of Directors, will be based on the achievement of his or her goals. Each executive’s 2006 goals will be directly tied to achieving the 2006 Budget EBITDA amount. To ensure proper focus on the attainment of the 2006 Budget EBITDA, each individual’s 2006 goals will be weighted/prioritized at the start of the year.
Other Considerations
     Should the Board of Directors formally approve actions that will affect the attainment of the Budget, the impact on the Budget will be determined and presented to the Board for approval. At such time, a revised budgeted EBITDA figure will be determined for purposes of bonus calculations. Additionally, should the Company make one or more acquisitions, the Budget will be adjusted appropriately.

Effective Date
     The 2006 Executive Bonus Program is effective as of January 1, 2006. Audited financial results will be used in the calculation of EBITDA, which is used in the ultimate calculation of the bonus pool, if bonuses are paid. As a result, any payment of bonuses will be delayed until the results of the Company’s 2006 audit are finalized. Each executive can expect to receive payment in March 2007. To be eligible to receive a bonus for fiscal 2006, each executive must be an active employee on the date the bonus is paid.